Exhibit 99.1

SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SASKATCHEWAN CANADA S7K 7G3 PHONE (306) 933-8500 FAX (306) 933-8844

For Immediate Release
October 21, 2004
Listed: TSX, NYSE	Symbol: POT

Record Third-Quarter Potash Volumes Lead to
Largest-Ever Quarterly Gross Margin for PotashCorp

Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported third-quarter earnings of $75.2 million, or $0.68 per share on a diluted basis, more than four times the adjusted $0.151 per share ($1.78 loss per share unadjusted) earned in the same quarter last year. The $0.68 per share would have been $0.12 per share higher had the Canadian dollar not strengthened during the quarter. Gross margin was $189.4 million, the highest in the company’s history and a 124-percent increase over the third quarter of 2003. Cash from operating activities rose to $168.6 million compared to $128.4 million quarter over quarter, and free cash flow1 grew to $97.0 million from $28.3 million. Through the first nine months of 2004, PotashCorp earned an adjusted $1.851 per diluted share, compared to an adjusted $0.481 per share2 ($1.47 loss per share unadjusted) for the same period in 2003.

The higher quarterly earnings were primarily due to higher potash volumes and prices. It was another record-breaking period with both third-quarter and nine-months potash sales volumes at record levels. These volumes were achieved at higher prices than have been realized in more than 20 years. Increased consumption is tightening supply/demand fundamentals after more than two decades of oversupply in the potash market. With the rest of the industry now operating at or near capacity, PotashCorp, which currently holds 86 percent of the world’s unused capacity, is benefiting by increasing production and capturing a significant share of global demand growth.

“We have worked diligently for many years to prepare our company for the conditions that we see today,” said PotashCorp President and CEO Bill Doyle. “The world needs more potash and our focus over the past seventeen years has set the stage for our current and future success. We believe this is a new era of growth in the potash industry and we are excited to showcase the real strength of our company.”

Market Conditions
While the third quarter is typically slower for fertilizer movement, global demand, particularly for potash, remained strong. Many countries in Asia and Latin America are increasing potash consumption as higher GDP growth drives the demand for more food and better diets. In phosphate, four hurricanes effectively eliminated the production of excess inventory and tightened supply/demand for DAP. In nitrogen, continued high natural gas prices in the US and tight global supply/demand fundamentals kept markets snug and prices rising.

Potash Operations
With higher prices and volumes, potash provided $120.8 million, or 64 percent, of total gross margin for the quarter. This was more than double the $52.3 million gross margin in the third quarter of 2003. The higher prices also increased the gross margin percentage for potash to 54 percent of net sales from 36 percent, quarter over quarter.

Offshore markets provided the greatest growth during the quarter, with record sales volumes of 1.346 million tonnes, an increase of 51 percent over the previous record of 0.889 million tonnes in the third quarter last year. Brazil remained our largest offshore customer with 26 percent of sales, while China represented 24 percent. Prices realized on offshore sales rose to $111.55 per tonne, an increase of 43 percent over last year’s third quarter and 19 percent over the trailing quarter. These gains were achieved even while filling China’s contract, which is still at old prices. As new contracts were negotiated with other customers, the tight market conditions enabled the company to more than cover increases in ocean freight rates. On a year-to-date basis, Canpotex’s ocean freight increased by approximately $15 per tonne compared to year-to-date September 2003, while its potash sales prices for delivered sales have risen by more than twice that.

In North America, the pricing momentum from the second quarter continued throughout the third quarter as realized prices were up $7.84 per tonne or 7 percent. This allowed the company to achieve a 41-percent improvement in prices ($32.68 per tonne) over last year’s third quarter. As expected, volumes were down due to timing issues on shipments. In anticipation of continued growing demand, the company announced a fourth shift at Allan to expand production capability. It will be up and running in the fourth quarter.

PotashCorp increased production by 22 percent over last year’s third quarter, utilizing some of its excess capacity to fill the growing demand. The higher operating rate improved efficiency and positively impacted potash cost of goods sold per tonne by approximately $1.50 per tonne, despite an increase in the Canadian dollar that negatively affected costs by $1.27 per tonne.

Phosphate Operations
Phosphate gross margin improved from a loss of $9.7 million in the third quarter of 2003 to a break-even position this quarter. Industrial products remained the most profitable segment of phosphate, providing gross margin of $13.8 million for the quarter, up from $6.7 million last year.

Solid fertilizer sales volumes were flat compared to the third quarter of 2003, as we shifted tonnes from the offshore market to the North American market where price realizations were higher. Although solid fertilizer prices were up 19 percent quarter over quarter, higher costs resulted in little margin improvement. Liquid fertilizer volumes were up 3 percent quarter over quarter, while prices fell 6 percent as a result of product mix. Feed sales volumes rose 10 percent over the third quarter of 2003 and prices dropped 2 percent as ocean freight increases negatively impacted our offshore realized prices.

Industrial phosphate volumes increased by 11 percent and realized prices climbed 6 percent quarter over quarter as a competitor shut down some production and imports of purified and thermal phosphoric acid (P4) from China and other sources declined, contributing to stronger fundamentals for industrial phosphate.

Higher input costs hurt the phosphate division, as sulfur and ammonia prices increased 3 percent and 31 percent respectively over last year’s same quarter, or a total of $6.4 million. This was the primary reason for phosphate cost of goods sold rising by approximately $4.00 per tonne.

Nitrogen Operations
Gross margin in nitrogen grew to $68.0 million from $41.9 million in the third quarter of 2003. Our large-scale facility in Trinidad, where we have low-cost natural gas contracts, provided 57 percent of our total nitrogen gross margin while our US operations contributed 31 percent. The remainder of the margin was achieved from our US gas hedging program.

Overall sales volumes were down 6 percent from last year’s same quarter due to the continued shutdown of production at Memphis and Geismar. The greatest impact was for nitrogen solutions, which were down 63 percent quarter over quarter. Higher prices provided a counterbalance, as ammonia prices were up 30 percent, urea 20 percent and nitrogen solutions 36 percent over the third quarter of 2003.

2

During the quarter, high natural gas prices discouraged the startup of previously shutdown capacity in the US. However, they also affected the company’s average gas costs, which rose 46 percent from last year’s third quarter and resulted in nitrogen cost of goods sold increasing by approximately $24.00 per tonne.

Financial
The Canadian dollar strengthened against the US dollar by $0.08 during the quarter, resulting in a foreign exchange loss of $21.4 million, which was partially offset by a $1.3 million gain from entering into foreign exchange contracts to purchase Canadian dollars. The net impact was a foreign exchange loss of $20.1 million compared to a loss of $2.2 million in the third quarter of 2003. The majority of this was a non-cash translation item.

Selling and administrative expenses were up $8.0 million or 33 percent quarter over quarter, partially due to increased accruals relating to short- and long-term incentive programs. These programs are tied to company performance and total shareholder return and, given the strength of PotashCorp’s share price, adjustments to accruals were necessary. Provincial mining and other taxes were up $10.9 million or 89 percent from last year’s same quarter due to significantly higher profitability on the sale of potash tonnes as well as increased sales volumes.

Other income was up $13.9 million to $19.1 million for the quarter, primarily as a result of equity pickups and dividends from our global potash investments in Arab Potash Company, SQM and Israel Chemicals Limited. Interest expense was down $3.8 million, or 15 percent, from last year’s same quarter due to a combination of interest savings from interest rate swaps that were entered into early in the year and an increase in interest income resulting from higher cash balances on hand.

The company’s effective income tax rate was 33 percent for the quarter. The current/future split for the year was revised to 65/35 compared to our previous guidance of 60/40. The current tax provision increased due to the greater profitability of our potash operations in Canada.

Outlook
Inventories for all three nutrients are well below the five-year average, creating tight supply/demand fundamentals. According to The Fertilizer Institute (TFI), producers’ inventories of potash were 42 percent below the five-year average at the end of September while DAP inventories were 33 percent below and urea was 44 percent below. Coupled with strong demand globally, the momentum looks set to continue.

While the record harvest has put near-term pressure on grain prices, most farmers are enjoying excellent yields at previously locked-in higher prices and are facing nutrient depletion of their land. These nutrients will need to be replenished before the next planting season. Even with a bumper crop in most agricultural regions, the world’s grain stocks-to-use ratio is still projected to be 18.1 percent, according to the United States Department of Agriculture. With the exception of last year, that is the lowest ratio since 1975. The current low grain prices have a closer correlation with phosphate, if anything, than with potash or nitrogen, where capacity constraints and natural gas are determining the market outlook.

In potash, North American sales volumes should increase from third-quarter levels as orders placed earlier this year are filled and dealers ramp up for 2005. In fact, second-half 2004 volumes to North American customers should equal second-half 2003 volumes. In the offshore market, Canpotex now expects to draw 8.0 million tonnes from its producers in 2004, which will keep volumes healthy. PotashCorp currently supplies 54.2 percent of Canpotex sales. Prices in both markets are expected to end the fourth quarter at higher levels than the third quarter.

3

Potash shipments to China will continue under contract pricing, which is lower than current world prices, but negotiations for 2005 are expected to lead to significant price increases, providing good momentum into the new year. Although ocean freight rates rose throughout the quarter, Canpotex has locked in freight rates for approximately half of delivered sales for the rest of the year, so the exposure is lessened.

In nitrogen, NYMEX natural gas prices will likely remain high. With ammonia prices tracking gas prices, this makes our Trinidad asset with its low-cost gas increasingly valuable. Hence, the strong performance of this nutrient should continue. In fact, we recently settled second-half October ammonia contracts with DAP producers at $302 per tonne, an increase of $8 per tonne over the first half of October. In addition, we just negotiated a sale for early November delivery at $319 per tonne in Texas.

For the fourth quarter, PotashCorp’s natural gas requirements are approximately 80 percent hedged at $3.35/MMBtu. At current gas prices, the remaining 2004 hedge portfolio is valued at approximately $10.0 million. For 2005, including Trinidad indexed gas pricing, the company is approximately 70 percent hedged at $2.65/MMBtu. Our US hedge position is subject to collared profits from November 2004 through to March 2005.

The market for solid phosphate fertilizer remains tight. Prices, which began to edge up by the end of the third quarter, should improve further as China is expected to fulfill its PhosChem obligation in the fourth quarter. Any margin improvement in phosphate could be tempered by higher ammonia prices. While the feed business has been under pressure, the company has recently announced a $30.00 price increase effective December 1, 2004. Our industrial business is expected to be our top achiever in phosphate, with gross margin approximating 25 percent of net sales.

Given these conditions, the outlook for the fourth quarter is positive. PotashCorp now expects 2004 earnings to be in the range of $2.40 to $2.50 per share, depending on the Canadian dollar. This is up from the previous guidance of $2.13 to $2.38 per share and assumes a Canadian dollar exchange rate of 1.26 by the end of the year. Every one-cent change in the Canadian dollar impacts our foreign exchange gain/loss line item by approximately $3.0 million or $0.02 per share. We expect these earnings would generate cash from operating activities of approximately $600.0 million. This guidance is given on a post-split basis as our shares were split during the quarter.

The overall effective income tax rate is still expected to approximate 33 percent for the year with a current/future split of 65/35. Provincial mining and other taxes should approximate 21 percent of potash gross margin for the fourth quarter, depending on sales mix.

Conclusion
“The world is increasingly looking to our company to fill the growing demand for potash,” said Doyle. “With our excess capacity and the strategic investments we have made in potash production around the world, we are ready to accept that challenge. Our industry and our products are essential to food production and global development. We look forward to meeting the needs of our customers, thereby creating benefits for the many stakeholders in our company.”

Notes
The company’s accounting policies are in accordance with accounting principles generally accepted in Canada. All amounts are expressed in US dollars.

[1]	See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Financial Measures and Reconciliations”.

[2]	For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.

4

Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, fourth largest in phosphate and third largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the company’s annual report to shareholders for 2003 and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuation in supply and demand in fertilizer, sulfur and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.

For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:	(306) 933-8521
Fax:	(306) 933-8844
E-mail:	corporate.relations@potashcorp.com
Web Site:	www.potashcorp.com

PotashCorp will host a conference call on Thursday, October 21, 2004 at 1:00 p.m.
Eastern Time. To join the call, dial (706) 643-3329 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

5

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)

	September 30,	December 31,
	2004	2003

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$380.7	$4.7
Accounts receivable	312.5	305.0
Inventories	369.8	395.2
Prepaid expenses	40.6	29.0

	1,103.6	733.9

Property, plant and equipment	3,053.2	3,108.1
Other assets	611.8	628.3
Goodwill	97.0	97.0

	$4,865.6	$4,567.3

Liabilities
Current liabilities
Short-term debt	$94.9	$176.2
Accounts payable and accrued charges	476.4	380.3
Current portion of long-term debt	1.3	1.3

	572.6	557.8

Long-term debt	1,267.9	1,268.6
Future income tax liability	503.4	484.2
Accrued post-retirement/post-employment benefits	195.4	194.5
Accrued environmental costs and asset retirement obligations	84.0	81.3
Other non-current liabilities and deferred credits	5.2	7.1

	2,628.5	2,593.5

Shareholders’ Equity
Share capital (Note 4)	1,345.4	1,245.8
Unlimited authorization of common shares without par value; issued and outstanding 109,065,096 and 106,224,432 at September 30, 2004 and December 31, 2003, respectively
Contributed surplus	273.6	265.2
Retained earnings	618.1	462.8

	2,237.1	1,973.8

	$4,865.6	$4,567.3

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Sales	$815.7	$674.6	$2,377.8	$2,081.4
Less: Freight	51.2	55.9	178.2	180.8
Transportation and distribution	23.6	28.3	77.9	78.8
Cost of goods sold	551.5	505.9	1,637.6	1,533.9

Gross Margin	189.4	84.5	484.1	287.9

Selling and administrative	32.2	24.2	83.8	71.8
Provincial mining and other taxes	23.1	12.2	67.5	45.1
Provision for plant shutdowns (Note 5)	—	121.5	—	123.7
Provision for PCS Yumbes S.C.M. (Note 6)	—	140.5	5.9	140.5
Foreign exchange loss	20.1	2.2	2.0	41.5
Other income	(19.1)	(5.2)	(35.2)	(21.6)

	56.3	295.4	124.0	401.0

Operating Income (Loss)	133.1	(210.9)	360.1	(113.1)
Interest Expense	20.8	24.6	63.8	67.2

Income (Loss) Before Income Taxes	112.3	(235.5)	296.3	(180.3)
Income Taxes (Note 7)	37.1	(49.6)	97.8	(27.5)

Net Income (Loss)	$75.2	$(185.9)	198.5	(152.8)

Retained Earnings, Beginning of Period			462.8	641.4
Dividends			(43.2)	(39.1)

Retained Earnings, End of Period			$618.1	$449.5

Net Income (Loss) Per Share (Notes 4 and 8)
Basic	$0.69	$(1.78)	$1.85	$(1.47)
Diluted	$0.68	$(1.78)	$1.82	$(1.47)

Dividends Per Share	$0.15	$0.13	$0.40	$0.38

Potash Corporation of Saskatchewan Inc.
Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Operating Activities
Net income (loss)	$75.2	$(185.9)	$198.5	$(152.8)

Items not affecting cash
Depreciation and amortization	55.6	53.9	179.2	172.9
Stock-based compensation	2.8	—	8.4	—
(Gain) loss on disposal of property, plant and equipment	(0.3)	—	(0.6)	0.3
Foreign exchange on future income tax	13.6	1.2	5.8	26.3
Provision for future income tax	9.9	(49.6)	34.2	(27.5)
Share of earnings of equity investees	(12.0)	(2.3)	(19.7)	(7.2)
Provision for plant shutdowns	—	118.3	—	118.3
Provision for PCS Yumbes S.C.M.	—	127.6	5.9	127.6
Provision for post-retirement/post-employment benefits	(5.7)	2.2	0.9	11.3
Accrued environmental costs and asset retirement obligations	0.8	—	2.7	1.1
Other non-current liabilities and deferred credits	0.7	0.2	(1.9)	0.7

Subtotal of items not affecting cash	65.4	251.5	214.9	423.8

Changes in non-cash operating working capital
Accounts receivable	(18.7)	10.4	(9.1)	(25.1)
Inventories	13.4	20.7	16.5	(31.2)
Prepaid expenses	(18.5)	8.3	(11.6)	9.5
Accounts payable and accrued charges	39.0	22.6	30.9	27.8
Current income taxes	12.8	0.8	41.0	(12.6)

Subtotal of changes in non-cash operating working capital	28.0	62.8	67.7	(31.6)

Cash provided by operating activities	168.6	128.4	481.1	239.4

Investing Activities
Additions to property, plant and equipment	(43.9)	(33.4)	(93.3)	(81.3)
Proceeds from disposal of property, plant and equipment	0.5	—	1.2	—
Dividends received from equity investees	—	—	4.6	4.0
Other assets	0.3	(3.9)	4.6	(14.7)

Cash used in investing activities	(43.1)	(37.3)	(82.9)	(92.0)

Cash before financing activities	125.5	91.1	398.2	147.4

Financing Activities
Proceeds from long-term debt	—	—	—	250.0
Repayment of long-term debt	(0.2)	(0.3)	(0.7)	(0.8)
Proceeds from (repayment of) short-term debt	3.5	(88.0)	(81.3)	(329.6)
Dividends	(12.8)	(13.0)	(39.8)	(39.1)
Issuance of shares	58.2	4.6	99.6	5.5

Cash provided by (used in) financing activities	48.7	(96.7)	(22.2)	(114.0)

Increase (Decrease) in Cash and Cash Equivalents	174.2	(5.6)	376.0	33.4
Cash and Cash Equivalents, Beginning of Period	206.5	63.5	4.7	24.5

Cash and Cash Equivalents, End of Period	$380.7	$57.9	$380.7	$57.9

Supplemental cash flow disclosure
Interest paid	$11.4	$6.9	$55.0	$46.3
Income taxes paid	$6.8	$3.5	$22.1	$23.6

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

1.     Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim consolidated financial statements are consistent with those used in the preparation of the 2003 annual consolidated financial statements, except as disclosed in Note 2.

These interim consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the most recent annual consolidated financial statements. In management’s opinion, the unaudited financial information includes all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

In 2003, the company approved plans to restructure certain operations. Those plans required significant estimates to be made of: (i) the recoverability of the carrying value of certain assets based on their capacity to generate future cash flows, and (ii) employee termination, contract termination and other exit costs. Because restructuring activities are complex processes that can take several months to complete, they involve periodically reassessing estimates. As a result, the company may have to change originally reported estimates as actual payments are made or activities are completed. Please refer to Note 5 and Note 6.

2.     Changes in Accounting Policy

Sources of GAAP

Effective January 1, 2004, the company prospectively adopted new accounting requirements of the Canadian Institute of Chartered Accountants (“CICA”) as issued in Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with GAAP and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of GAAP. In light of the new Section 1100 provisions, the company reviewed the application of its accounting policies and changed the consolidated financial statement presentation of sales revenue, freight costs and transportation and distribution expenses, without any effect on gross margin or net income. All comparative information has been appropriately reclassified.

In prior years, the company reported sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution) net of related freight, transportation and distribution expenses. The company now reports sales revenues (net of discounts, and including amounts recoverable from customers for freight, transportation and distribution), freight costs, and transportation and distribution expenses as separate line items on the Consolidated Statements of Operations and Retained Earnings.

Asset Retirement Obligations

On January 1, 2004, the company adopted CICA Section 3110, “Accounting for Asset Retirement Obligations”, which requires the company to record an asset and related liability for the costs associated with the retirement of long-lived tangible assets when a legal liability to retire such assets exists. This includes obligations incurred as a result of acquisition, construction, or normal operation of a long-lived asset. The provisions of Section 3110 require the asset retirement obligation to be recorded at fair value at the time the liability is incurred. Accretion expense is recognized as an operating expense using the credit-adjusted risk-free interest rate in effect when the liability was recognized. The associated asset retirement obligations are capitalized as part of the carrying amount of the long-lived asset and depreciated over the estimated remaining useful life of the asset. The company has recorded asset retirement obligations primarily associated with certain closure, reclamation, and restoration costs for its potash and phosphate operations.

The adoption of Section 3110 did not have a significant effect on the results of operations or financial position of the company. Had the provisions of Section 3110 been applied as of January 1, 2003, the pro forma effects for the year ended December 31, 2003 on net loss would not have been material. As required under the standard, the company will make periodic assessments as to the reasonableness of its asset retirement obligation estimates and revise those estimates accordingly. The respective asset and liability balances will be adjusted, which will correspondingly increase or decrease the amounts expensed in future periods.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

2.     Changes in Accounting Policy (Continued)

Hedging Relationships

Effective January 1, 2004, the company adopted CICA Accounting Guideline 13, “Hedging Relationships”. This guideline sets out the criteria that must be met in order to apply hedge accounting for derivatives and is based on many of the principles outlined in the US standards relating to derivative instruments and hedging activities. The guideline provides detailed guidance on the identification, designation, documentation and effectiveness of hedging relationships, for purposes of applying hedge accounting, and the discontinuance of hedge accounting. Income and expenses on derivative instruments designated and qualifying as hedges under this guideline are recognized in earnings in the same period as the related hedged item. Ineffective hedging relationships and hedges not designated in a hedging relationship are carried at fair value on the Consolidated Statement of Financial Position, and subsequent changes in their fair value are recorded in earnings. The adoption of this accounting guideline did not have a material impact on the interim consolidated financial statements.

3.     Long-term Debt

In January and February 2004, the company entered into interest rate swap contracts designated as fair value hedges that effectively converted a notional amount of $300.0 of fixed rate debt (due 2011) into floating rate debt based on six-month US dollar LIBOR rates. Net settlements on the swap instruments are recorded as adjustments to interest expense. The company did not enter into any interest rate swap contracts in 2003.

4.     Share Capital

On July 21, 2004, the Board of Directors of PCS approved a split of the company’s outstanding common shares on a two-for-one basis. The stock split was effected in the form of a stock dividend of one additional common share for each share owned by shareholders of record at the close of business on August 11, 2004. The company’s common shares commenced trading on a split basis on August 9, 2004 on the Toronto Stock Exchange and August 18, 2004 on the New York Stock Exchange. All equity-based benefit plans have been adjusted to reflect the stock split. All share and per-share data has been adjusted to reflect the stock split effective with third quarter 2004 reporting. Information on an adjusted basis, showing the impact of this split for the first two quarters of 2004, and by quarter and total year for 2003 and 2002 follows.

Quarterly Data (Post-Split Basis)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year

Basic net income (loss) per share
2004	$0.48	$0.68
2003	$0.03	$0.29	$(1.78)	$0.25	$(1.21)
2002	$0.12	$0.11	$0.14	$0.14	$0.52
Diluted net income (loss) per share
2004	$0.47	$0.67
2003	$0.03	$0.29	$(1.78)	$0.25	$(1.21)
2002	$0.12	$0.11	$0.14	$0.14	$0.51

Net income (loss) per share for each quarter has been computed based on the weighted average number of shares issued and outstanding during the respective quarter; therefore, quarterly amounts may not add to the annual total.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

5.     Provision for Plant Shutdowns

Memphis and Geismar Nitrogen Operations – 2003

In June 2003, the company indefinitely shut down its Memphis, Tennessee plant and suspended production of ammonia and nitrogen solutions at its Geismar, Louisiana facilities due to high US natural gas costs and low product margins. The plants have not been re-started since that time.

The company determined that all employee positions pertaining to the affected operations would be eliminated and recorded $4.8 in connection with costs of special termination benefits in the third quarter of 2003. The number of employees terminated as a result of the shutdowns was 187, of which 186 had left the company as of September 30, 2004. The company has made payments relating to the terminations totaling $4.2. All remaining workforce reduction costs pertaining to the 187 employees are expected to be paid by December 31, 2004.

In connection with the shutdowns, management had determined that the carrying amounts of the long-lived assets at the Memphis and Geismar nitrogen facilities were not fully recoverable, and an impairment loss of $101.6, equal to the amount by which the carrying amount of the facilities’ asset groups exceeded their respective fair values, was recognized. Of the total impairment charge, $100.6 related to property, plant and equipment and $1.0 related to other assets. As part of its review, management also wrote-down certain parts inventories at these plants in the amount of $12.4.

In addition to the costs described above, management expects to incur other shutdown-related costs of approximately $11.1 and nominal annual expenditures for site security and other maintenance costs. The other shutdown-related costs have not been recorded in the consolidated financial statements as of September 30, 2004. Such costs will be recognized and recorded in the period in which they are incurred.

Kinston Phosphate Feed Plant – 2003

The phosphate feed plant at Kinston, North Carolina ceased operations in the first quarter of 2003. In that quarter, the company recorded $0.6 for costs of special termination benefits for Kinston employees, $0.3 for parts inventory writedowns, and $1.3 for long-lived asset impairment charges. In lieu of full plant closure, the company continued to operate the facility as a warehouse. In the third quarter of 2003, company management determined that the cost of operating Kinston as a stand-alone warehouse was uneconomical. This decision triggered a further review by management of the carrying amounts of the plant’s long-lived assets. As a result of this review, management determined that the carrying amounts of the long-lived assets were not recoverable, and an additional impairment charge of $2.7, equal to the amount by which the carrying amount of the plant’s long-lived assets exceeded their fair value, was recognized.

The Kinston property was sold in the third quarter of 2004 for nominal proceeds. There was no significant gain or loss on sale. No additional costs were incurred in connection with the plant shutdowns in the first nine months of 2004. The following table summarizes, by reportable segment, the total amount of costs incurred to date and the total costs expected to be incurred in connection with the plant shutdowns described above:

	Cumulative	Total Costs
	Costs Incurred	Expected to
	to Date	be Incurred

Nitrogen Segment

Employee termination and related benefits	$4.8	$4.8
Writedown of parts inventory	12.4	12.4
Asset impairment charges	101.6	101.6
Other related exit costs	—	11.1

	118.8	129.9

Phosphate Segment

Employee termination and related benefits	0.6	0.6
Writedown of parts inventory	0.3	0.3
Asset impairment charges	4.0	4.0

	4.9	4.9

	$123.7	$134.8

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

5.     Provision for Plant Shutdowns (Continued)

The following table summarizes, by reportable segment, the costs accrued as of September 30, 2004 in connection with the plant shutdowns described above:

	Accrued Balance		Accrued Balance
	December 31,	Cash	September 30,
	2003	Payments	2004

Nitrogen Segment

Employee termination and related benefits	$2.1	$(1.5)	$0.6

Phosphate Segment

Employee termination and related benefits	0.5	(0.2)	0.3

	$2.6	$(1.7)	$0.9

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as of September 30, 2004.

6.     Provision for PCS Yumbes S.C.M.

2003

In November 2003, the company entered into a share purchase agreement with Sociedad Quimica y Minera de Chile S.A. (“SQM”), whereby SQM is to acquire the shares of PCS Yumbes for an aggregate purchase price of $35.0, subject to adjustments. Under the terms of the share purchase agreement, and prior to the sale closing, PCS Yumbes will continue to operate the facility and expeditiously liquidate the inventory of nitrates. All other working capital is to be fully realized or discharged (as applicable) by the company prior to the close. It is expected that closing will occur no later than the end of 2004.

In 2003, management conducted an assessment of the recoverability of the long-lived assets of the PCS Yumbes operations. As a result of its review, management determined that the carrying amounts of PCS Yumbes’ long-lived assets were not recoverable and recorded an impairment charge of $77.4, equal to the amount by which the carrying amount of the asset group exceeded fair value. Of the total impairment charge, $13.0 related to property, plant and equipment, $63.9 related to deferred pre-production costs, and $0.5 related to deferred acquisition costs. As part of the review, management also wrote-down certain non-parts inventory by $50.2 due to the need to liquidate all inventories that would not be transferred to SQM under the agreement.

The company plans to eliminate all employee positions at PCS Yumbes by December 31, 2004 and has recorded a provision of $1.8 pertaining to contractual termination benefits to be paid, primarily under Chilean law. As of September 30, 2004, 148 of the employees had left the company. The remaining 76 employees are expected to leave the company by December 31, 2004, and all remaining workforce reduction costs are expected to be paid by that date.

The company had incurred early termination penalties in respect of certain PCS Yumbes contractual arrangements. The company recorded a provision of $11.1 in the third quarter of 2003 for these contract termination costs and $0.1 remained to be paid at September 30, 2004.

2004

During the second quarter of 2004, the company recorded an additional writedown of $5.9, relating primarily to certain mining machinery and equipment that will not be transferred to SQM under the terms of the agreement and that management plans to sell prior to the end of the year. As of September 30, 2004, the fair value and carrying amount of the machinery and equipment that remains to be sold was $1.1. For measurement purposes, fair value was determined in reference to market prices for similar assets.

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

6.     Provision for PCS Yumbes S.C.M. (Continued)

The following table summarizes the total amount of costs incurred for the nine month period ended September 30, 2004, the total amount of costs incurred to date and the total costs expected to be incurred in connection with PCS Yumbes:

	Cumulative	Costs	Cumulative	Total Costs
	Costs Incurred	Incurred to	Costs	Expected to
	to December 31,	September 30,	Incurred	to be
	2003	2004	to Date	Incurred

Potash Segment

Contract termination costs	$11.1	$—	$11.1	$11.1
Employee termination and related benefits	1.8	—	1.8	1.8
Writedown of non-parts inventory	50.2	—	50.2	50.2
Asset impairment charges	77.4	5.9	83.3	83.3

	$140.5	$5.9	$146.4	$146.4

The following table summarizes the costs accrued as of September 30, 2004 in connection with PCS Yumbes as described above:

	Accrued Balance	Costs Incurred	Cash		Accrued Balance
	December 31,	to September 30,	Payments and	Non-cash	September 30,
	2003	2004	Adjustments	Settlements	2004

Potash Segment

Contract termination costs	$0.6	$—	$(0.5)	$—	$0.1
Employee termination and related benefits	1.2	—	(0.5)	—	0.7
Asset impairment charges	—	5.9	—	(5.9)	—

	$1.8	$5.9	$(1.0)	$(5.9)	$0.8

The accrued balance is included in accounts payable and accrued charges in the Consolidated Statement of Financial Position as of September 30, 2004.

7.     Income Taxes

The company’s consolidated income tax rate for the three month and nine month periods ended September 30, 2004 approximates 33 percent (2003 — 40 percent, exclusive of the charges relating to PCS Yumbes as described in Note 6). The decrease in rate is due primarily to the impact of Saskatchewan resource tax incentives, changes to the Canadian federal resource allowance, and the scheduled Canadian federal statutory rate reduction.

8.     Net Income (Loss) Per Share

Basic net income (loss) per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 2004 of 108,232,000 (2003 — 104,258,000). Basic net income (loss) per share for the year-to-date is calculated on the weighted average shares issued and outstanding for the nine months ended September 30, 2004 of 107,325,000 (2003 — 104,212,000).

Diluted net income (loss) per share is calculated based on the weighted average shares issued and outstanding during the period, adjusted by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period. For periods in which there was a loss attributable to common shares, stock options with exercise prices at or below the average market price for the period were excluded for the calculations of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share. Weighted average shares outstanding for the diluted net income (loss) per share calculation for the quarter were 111,174,000 (2003 — 104,258,000) and for the year-to-date were 109,340,000 (2003 — 104,212,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

9.     Segment Information

The company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms which approximate market prices.

	Three Months Ended September 30, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$251.8	$257.7	$306.2	$—	$815.7
Freight	23.0	19.7	8.5	—	51.2
Transportation and distribution	5.6	8.8	9.2	—	23.6
Net sales – third party	223.2	229.2	288.5	—
Cost of goods sold	102.4	228.6	220.5	—	551.5
Gross margin	120.8	0.6	68.0	—	189.4
Depreciation and amortization	13.4	21.3	18.5	2.4	55.6
Inter-segment sales	1.0	3.3	20.8	—	—

	Three Months Ended September 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$180.2	$229.7	$264.7	$—	$674.6
Freight	28.0	17.6	10.3	—	55.9
Transportation and distribution	8.2	7.8	12.3	—	28.3
Net sales – third party	144.0	204.3	242.1	—
Cost of goods sold	91.7	214.0	200.2	—	505.9
Gross margin	52.3	(9.7)	41.9	—	84.5
Depreciation and amortization	9.1	18.0	23.4	3.4	53.9
Inter-segment sales	1.2	1.5	18.6	—	—

	Nine Months Ended September 30, 2004

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$791.9	$712.2	$873.7	$—	$2,377.8
Freight	97.7	51.5	29.0	—	178.2
Transportation and distribution	26.8	21.5	29.6	—	77.9
Net sales – third party	667.4	639.2	815.1	—
Cost of goods sold	358.5	633.8	645.3	—	1,637.6
Gross margin	308.9	5.4	169.8	—	484.1
Depreciation and amortization	50.2	63.2	58.7	7.1	179.2
Inter-segment sales	4.6	9.8	64.9	—	—

	Nine Months Ended September 30, 2003

	Potash	Phosphate	Nitrogen	All Others	Consolidated

Sales	$601.1	$635.1	$845.2	$—	$2,081.4
Freight	91.0	53.0	36.8	—	180.8
Transportation and distribution	24.5	19.7	34.6	—	78.8
Net sales – third party	485.6	562.4	773.8	—
Cost of goods sold	323.2	571.2	639.5	—	1,533.9
Gross margin	162.4	(8.8)	134.3	—	287.9
Depreciation and amortization	40.0	56.2	69.5	7.2	172.9
Inter-segment sales	4.8	7.0	47.4	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

10.     Stock-Based Compensation

The company has two stock option plans. Prior to 2003, the company applied the intrinsic value based method of accounting for the plans.

Effective December 15, 2003, the company adopted the fair value based method of accounting for stock options prospectively to all employee awards granted, modified, or settled after January 1, 2003. Prospective application of the fair value method did not have an impact on the first three fiscal quarters of 2003 since the company did not grant any options during those periods. Since the company’s stock option awards vest over two years, the compensation cost included in the determination of net income (loss) for the three month and nine month periods ended September 30, 2004 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of CICA Section 3870, “Stock-based Compensation and Other Stock-based Payments”. The following table illustrates the effect on net income (loss) and net income (loss) per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2004	2003	2004	2003

Net income (loss) – as reported	$75.2	$(185.9)	$198.5	$(152.8)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	2.2	—	6.6	—
Less: Total stock-based employee compensation expense determined under fair value based method for all option awards, net of related tax effects	(3.2)	(3.7)	(9.6)	(11.1)

Net income (loss) – pro forma(1)	$74.2	$(189.6)	$195.5	$(163.9)

(1)	Compensation expense under the fair value method is recognized over the vesting period of the related stock options. Accordingly, the pro forma results of applying this method may not be indicative of future results.

Basic net income (loss) per share – as reported	$0.69	$(1.78)	$1.85	$(1.47)
Basic net income (loss) per share – pro forma	$0.69	$(1.82)	$1.82	$(1.57)

Diluted net income (loss) per share – as reported	$0.68	$(1.78)	$1.82	$(1.47)
Diluted net income (loss) per share – pro forma	$0.67	$(1.82)	$1.79	$(1.57)

In calculating the foregoing pro forma amounts, the fair value of each option grant was estimated as of the date of grant using the Modified Black-Scholes option-pricing model with the following weighted average assumptions:

	2003	2002	2001

Expected dividend	$0.50	$0.50	$0.50
Expected volatility	27%	32%	32%
Risk-free interest rate	4.06%	4.13%	4.54%
Expected life of options	8 years	8 years	8 years
Expected forfeitures	16%	10%	10%

Potash Corporation of Saskatchewan Inc.
Notes to the Consolidated Financial Statements
(in millions of US dollars except share and per-share amounts)
(unaudited)

11.     Post-Retirement/Post-Employment Expenses

	Three Months Ended		Nine Months Ended
Pension Plans	September 30		September 30

	2004	2003	2004	2003

Service cost	$3.5	$3.0	$10.5	$9.0
Interest cost	7.5	7.4	22.5	22.2
Expected return on plan assets	(8.4)	(7.6)	(25.2)	(22.8)
Net amortization	1.1	1.3	3.3	3.9

Net expense	$3.7	$4.1	$11.1	$12.3

	Three Months Ended		Nine Months Ended
Other Post-Retirement Plans	September 30		September 30

	2004	2003	2004	2003

Service cost	$1.1	$1.4	$3.9	$4.2
Interest cost	3.0	3.2	10.0	9.6
Net amortization	(0.3)	0.5	0.5	1.5

Net expense	$3.8	$5.1	$14.4	$15.3

For the nine months ended September 30, 2004, we contributed $19.1 to our pension plans. Total pension plan contributions for the year are expected to approximate $19.7.

12.     Comparative Figures

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Potash Operating Data
Production (KCl Tonnes – thousands)	1,623	1,332	5,924	5,311
Shutdown weeks	8.7	12.3	18.9	25.1
Sales (tonnes – thousands)
North America	557	768	2,458	2,422
Offshore	1,346	889	3,986	3,216

	1,903	1,657	6,444	5,638

Potash Net Sales
(US $ millions)
Sales	$251.8	$180.2	$791.9	$601.1
Less: Freight	23.0	28.0	97.7	91.0
Transportation and distribution	5.6	8.2	26.8	24.5

Net Sales	$223.2	$144.0	$667.4	$485.6

North America	$62.8	$61.5	$254.4	$190.9
Offshore	150.1	69.4	379.6	257.8

Potash Subtotal	212.9	130.9	634.0	448.7
Miscellaneous	10.3	13.1	33.4	36.9

	$223.2	$144.0	$667.4	$485.6

Potash Average Price per MT
North America	$112.83	$80.15	$103.51	$78.80
Offshore	$111.55	$77.98	$95.25	$80.17

	$111.92	$78.98	$98.40	$79.58

Phosphate Operating Data
Production (P2O5 Tonnes – thousands)	469	475	1,413	1,378
P2O5 Operating Rate	75%	75%	73%	73%
Sales (tonnes – thousands)
Fertilizer – Liquid Phosphates	194	188	473	533
Fertilizer – Solid Phosphates	439	434	1,221	1,022
Feed	232	211	645	650
Industrial	156	140	455	400

	1,021	973	2,794	2,605

North America sales tonnes	728	696	2,059	2,074
Offshore sales tonnes	293	277	735	531

	1,021	973	2,794	2,605

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Phosphate Net Sales
(US $ millions)
Sales	$257.7	$229.7	$712.2	$635.1
Less: Freight	19.7	17.6	51.5	53.0
Transportation and distribution	8.8	7.8	21.5	19.7

Net Sales	$229.2	$204.3	$639.2	$562.4

Fertilizer – Liquid Phosphates	$38.9	$40.0	$100.4	$119.6
Fertilizer – Solid Phosphates	85.7	71.3	243.1	170.3
Feed	49.5	46.1	137.6	138.0
Industrial	52.5	44.6	150.6	128.7
Miscellaneous	2.6	2.3	7.5	5.8

	$229.2	$204.3	$639.2	$562.4

North America net sales	$177.0	$159.2	$504.1	$475.0
Offshore net sales	52.2	45.1	135.1	87.4

	$229.2	$204.3	$639.2	$562.4

Phosphate Average Price per MT
Fertilizer – Liquid Phosphates	$200.73	$212.69	$212.04	$224.31
Fertilizer – Solid Phosphates	$194.97	$164.46	$199.04	$166.76
Feed	$213.52	$218.50	$213.25	$212.37
Industrial	$337.11	$318.87	$331.34	$321.82

	$224.54	$210.06	$228.75	$215.94

North America average price per MT	$243.24	$228.60	$244.85	$229.04
Offshore average price per MT	$178.11	$163.34	$183.69	$164.74

	$224.54	$210.06	$228.75	$215.94

Nitrogen Operating Data
Production (N Tonnes – thousands)	652	591	1,908	2,027
Average Natural Gas Cost per MMBtu	$3.76	$2.57	$3.53	$2.96
Sales (tonnes – thousands)
Manufactured Product
Ammonia	392	406	1,308	1,356
Urea	324	361	887	1,122
Nitrogen Solutions	60	161	254	597
Nitric acid/Ammonium nitrate	359	360	1,091	1,065

Manufactured Product	1,135	1,288	3,540	4,140
Purchased Product	204	131	461	450

	1,339	1,419	4,001	4,590

Fertilizer sales tonnes	476	644	1,557	2,108
Feed/Industrial sales tonnes	863	775	2,444	2,482

	1,339	1,419	4,001	4,590

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Nitrogen Net Sales
(US $ millions)
Sales	$306.2	$264.7	$873.7	$845.2
Less: Freight	8.5	10.3	29.0	36.8
Transportation and distribution	9.2	12.3	29.6	34.6

Net Sales	$288.5	$242.1	$815.1	$773.8

Manufactured Product
Ammonia	$104.7	$83.2	$325.2	$270.1
Urea	72.2	66.9	188.0	205.4
Nitrogen Solutions	9.9	19.7	37.1	68.9
Nitric acid/Ammonium nitrate	45.9	42.4	138.4	122.0
Miscellaneous	6.4	5.6	16.9	15.6

Net Sales Manufactured Product	239.1	217.8	705.6	682.0
Net Sales Purchased Product	49.4	24.3	109.5	91.8

	$288.5	$242.1	$815.1	$773.8

Fertilizer net sales	$102.8	$107.7	$316.1	$344.5
Feed/Industrial net sales	185.7	134.4	499.0	429.3

	$288.5	$242.1	$815.1	$773.8

Nitrogen Average Price per MT
Ammonia	$266.96	$204.83	$248.63	$199.19
Urea	$222.72	$184.96	$211.87	$183.02
Nitrogen Solutions	$165.97	$122.22	$146.11	$115.38
Nitric acid/Ammonium nitrate	$128.08	$117.54	$127.02	$114.52

Manufactured Product	$210.78	$169.05	$199.38	$164.71
Purchased Product	$241.90	$186.28	$237.31	$204.16

	$215.52	$170.63	$203.75	$168.57

Fertilizer average price per MT	$216.04	$167.26	$203.05	$163.41
Feed/Industrial average price per MT	$215.24	$173.43	$204.20	$172.96

	$215.52	$170.63	$203.75	$168.57

Exchange Rate (Cdn$/US$)

	2004	2003

December 31		1.2924
September 30	1.2639	1.3504
Third-quarter average conversion rate	1.3305	1.3765

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, adjusted EBITDA, free cash flow, cash flow prior to working capital changes and net income adjusted to exclude impairment charges and shutdown related costs (and the related per-share amount excluding such items) are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the company’s financial performance using the same measures used by the company’s management. The company’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

A.     EBITDA AND ADJUSTED EBITDA

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income (loss), the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Net income (loss)	$75.2	$(185.9)	$198.5	$(152.8)
Income taxes	37.1	(49.6)	97.8	(27.5)
Interest expense	20.8	24.6	63.8	67.2
Depreciation and amortization	55.6	53.9	179.2	172.9

EBITDA	$188.7	$(157.0)	$539.3	$59.8
Impairment charges and non-cash shutdown related costs	—	243.7	5.9	245.9

Adjusted EBITDA	$188.7	$86.7	$545.2	$305.7

EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is calculated as earnings (loss) before interest, income taxes, depreciation and amortization and impairment charges and non-cash shutdown related costs. The company uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations.

As compared to net income (loss) according to GAAP, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business or the non-cash charges associated with impairments and shutdown related costs. Management evaluates such charges and costs through other financial measures such as capital expenditures, and cash flow provided by operating activities. The company also believes that these measurements are used by certain investors and analysts to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)

B.     CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Cash flow prior to working capital changes[1]	$140.6	$65.6	$413.4	$271.0

Changes in non-cash operating working capital
Accounts receivable	(18.7)	10.4	(9.1)	(25.1)
Inventories	13.4	20.7	16.5	(31.2)
Prepaid expenses	(18.5)	8.3	(11.6)	9.5
Accounts payable and accrued charges	39.0	22.6	30.9	27.8
Current income taxes	12.8	0.8	41.0	(12.6)

Changes in non-cash operating working capital	28.0	62.8	67.7	(31.6)

Cash provided by operating activities	$168.6	$128.4	$481.1	$239.4

Free cash flow[2]	$97.0	$28.3	$324.7	$175.0
Additions to property, plant and equipment	43.9	33.4	93.3	81.3
Other assets	(0.3)	3.9	(4.6)	14.7
Changes in non-cash operating working capital	28.0	62.8	67.7	(31.6)

Cash provided by operating activities	$168.6	$128.4	$481.1	$239.4

[1]	The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is used by certain investors and analysts as a measure of liquidity or as a valuation measurement.

[2]	The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. Management also believes that this measurement is used by certain investors and analysts as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.

Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars except share and per-share amounts)
(unaudited)

C.     NET INCOME ADJUSTED TO EXCLUDE IMPAIRMENT CHARGES AND SHUTDOWN RELATED COSTS

Set forth below is a reconciliation of “net income adjusted to exclude impairment charges and shutdown related costs” to net income (loss) and the related per-share amounts, the most directly comparable financial measures calculated and presented in accordance with Canadian GAAP. All share and per-share data has been adjusted to reflect the stock split described in Note 4 to the unaudited interim consolidated financial statements.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003

Net income (loss)	$75.2	$(185.9)	$198.5	$(152.8)

Provision for plant shutdowns	$—	$121.5	$—	$123.7
Provision for PCS Yumbes	—	140.5	5.9	140.5

Subtotal	—	262.0	5.9	264.2
Tax effect	—	(60.2)	(1.9)	(61.1)

Subtotal	—	201.8	4.0	203.1

Net income adjusted to exclude impairment charges and shutdown related costs	$75.2	$15.9	$202.5	$50.3

Net income (loss) per share – diluted	$0.68	$(1.78)	$1.82	$(1.47)
After tax effect per share of provisions for plant shutdowns and PCS Yumbes	—	1.93	0.03	1.95

Net income per share adjusted to exclude impairment charges and shutdown related costs – diluted	$0.68	$0.15	$1.85	$0.48

Weighted average number of shares outstanding
(Net income (loss) per share – diluted)[1]:	111,174,000	104,258,000	109,340,000	104,212,000

Weighted average number of shares outstanding
(Net income per share adjusted to exclude impairment charges and shutdown related costs – diluted)[1]:	111,174,000	105,078,000	109,340,000	104,772,000

The company’s management uses net income adjusted to exclude impairment charges and shutdown related costs and diluted net income per share excluding such items as supplemental financial measures to evaluate the company’s operating performance and to compare such performance with the company’s historical operating results and the operating results of other companies. The company’s management believes that these measures allow management to consider the on-going financial performance of the company with respect to short-term patterns and long-term trends without the potentially obscuring effects of current period (and year-to-date) impairment charges and shutdown related costs.

As compared to net income (loss) according to GAAP, these measures are limited by the exclusion of items that have been identified by the company’s impairment and shutdown related analysis. The company’s management compensates for these limitations by applying the specific recognition, measurement, presentation and disclosure provisions for such charges and costs as required under GAAP. Management also evaluates such charges and costs through other financial measures such as cash flow provided by operating activities.

[1]	For periods in which there was a net loss attributable to common shareholders, any outstanding stock options to purchase the company’s common shares with underlying exercise prices less than the average market prices were excluded from the calculation of diluted net loss per share, as inclusion of these securities would have been anti-dilutive to the net loss per share.